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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            -----------------------

                         APPLIED VOICE RECOGNITION, INC.
            (Exact Name of Registrant as Specified in Its Charter)


                 UTAH                                     87-042552
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

4615 POST OAK PLACE, SUITE 111                                   77027
      HOUSTON, TEXAS                                          (Zip  Code)
(Address of Principal Executive Offices)

    If this Form relates to the registration of a        If this Form relates to the registration of a
    class of securities pursuant to Section 12(b)        class of securities pursuant to Section 12(g)
    of the Exchange Act and is effective pursuant to     of the Exchange Act and is effective pursuant to
    General Instruction A.(c), please check the          General Instruction A.(d), please check the
    following box. [ ]                                   following box.  [X]

Securities Act registration statement file number to which this form relates:
___________ (If applicable)

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

     Title of Each Class                     Name of Each Exchange on Which
     to be so Registered                     Each Class is to be Registered
     -------------------                     ------------------------------
          None
----------------------------------       ---------------------------------------

----------------------------------       ---------------------------------------

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


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                               (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Under the Company's Articles of Incorporation, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). As of the date of this Registration Statement, the Company had approximately 13,119,800 shares of Common Stock and 312,500 shares of Preferred Stock outstanding. As of the date of this Registration Statement, the Company had reserved 660,000 shares of Common Stock for issuance upon exercise of outstanding Options and 770,000 shares of Common Stock for issuance upon exercise of Warrants.

     Common Stock. The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to the shareholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Articles. The Common Stock does not have any cumulative voting rights. A majority of the issued and outstanding Common Stock constitutes a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board out of funds legally available therefore. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of shares of Common Stock have no preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into shares. The outstanding shares of Common Stock are fully paid and nonassessable.

     Preferred Stock. The Board of Directors of the Company, without any action by the shareholders of the Company, is authorized to issue up to a total of 2,000,000 shares of Preferred Stock in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. The Board of Directors could issue a series of Preferred Stock that could, depending on the terms of such series, provide for a liquidation preference over the Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors, in so acting, could issue Preferred Stock having terms that discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the Board of Directors, including a tender or exchange offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interest. As of the date of this Registration Statement, the Series A Preferred Stock (as described below) is the only series of Preferred Stock so established by the Board of Directors.

     Series A Preferred Stock. As of the date of this Registration Statement, all of the 312,500 shares of Series A Preferred Stock, per value $.10 per share (the "Series A Preferred"), authorized by the Company's Articles of Incorporation were outstanding. The dividend on the Series A Preferred is $.32 per annum per share, and is paid in shares of the Company's Common Stock based on the Common Stock's 30 day average closing price prior to the dividend date. Such dividends are cumulative and are payable quarterly, without interest on the accumulation thereof. Except as

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required by the Utah Revised Business Corporation Act (the "URBCA") or the
Company's Articles of Incorporation, the holders of the Series A Preferred have no voting rights, and no consent of any such holder is required for the taking of any corporate action. However, the vote or the prior written consent of a majority of the holders of the Series A Preferred is required for any modification to the terms of that series or for the authorization of any other class of Preferred Stock having superior rights and preferences to those of the Series A Preferred.

     The Series A Preferred has a liquidation preference of $8.00 per share, subject to adjustment. The liquidation preference is payable on any liquidation, dissolution, or winding up of the Company. Each share of Series A Preferred is presently convertible, at the option of the holder, into 5.4 shares of Common Stock. The number of shares of Common Stock into which a share of Series A Preferred may be converted is subject to adjustment pursuant to the anti-dilution provisions of the Designation of Series A Preferred Stock and Statement of Preferences, Characteristics, Limitations and Relative Rights of the Series A Preferred, as amended (the "Series A Designation"). Generally, adjustments will be made for any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event.

     In accordance with the Series A Designation, the Company has the right to redeem not less than all of the Series A Preferred at a price of $8.00 per share. The shares of Series A Preferred may be converted into shares of Common Stock until the date fixed for redemption by the Board of Directors. The Company may not redeem the Series A Preferred until after the third anniversary of their issuance.

     The Board of Directors. The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. The Directors in each of the classes are elected to staggered three-year terms. Therefore, the holders of the Common Stock are only entitled to vote in the election of any single class of directors once every three years. Directors can only be removed for "cause" as that term is defined in the Articles of Incorporation. For purposes of director removal, cause means (i) the conviction of that director, or where a director is granted immunity to testify the conviction of another, for a felony,
(ii) the affirmative vote by a majority of the Board of Directors that such directors was grossly negligent or guilty of misconduct in the performance of his duties to the Company in a matter of substantial importance to the Company, or (iii) such director has been adjudicated to be mentally incompetent.

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ITEM 2.  EXHIBITS

 EXHIBIT NO.                                              EXHIBIT
-------------                                             -------
          3.1        Articles of Incorporation (Incorporated herein by reference to Exhibit 3(i) of the Company's
                     Form 10-KSB for the year ended December 31, 1995).
          3.2        Amendedment to the Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K/A filed January 30, 1997).
          3.3        Amendedment to the Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company's Form 10-QSB for the period ended June 30, 1997).
          3.4        Amendedment to the Articles of Incorporation (Incorporated herein by reference to Exhibit 3.2 to the Company's Form 10-QSB for the period ended June 30, 1997).
          3.5        Bylaws of Applied Voice Recognition, Inc. (Incorporated herein by reference to Exhibit 3(ii) of the Company's Form 10-KSB for the year ended December 31, 1995).
          4.1*       Specimen certificate for Common Stock of Applied Voice Recognition, Inc.

*    Filed herewith

                                   SIGNATURE

     Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  January 9, 1998

                               APPLIED VOICE RECOGNITION, INC.



                                 By:       /S/ WILLIAM T. KENNEDY
                                    --------------------------------------
                                              William T. Kennedy,
                                        Chief Financial Officer and
                                             Assistant Secretary

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

                               TABLE OF EXHIBITS

EXHIBIT NO.                                                        EXHIBIT
-------------                                                      -------
          3.1        Articles of Incorporation (Incorporated herein by reference to Exhibit 3(i) of the Company's
                     Form 10-KSB for the year ended December 31, 1995).
          3.2        Amendedment to the Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K/A filed January 30, 1997).
          3.3        Amendedment to the Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company's Form 10-QSB for the period ended June 30, 1997).
          3.4        Amendedment to the Articles of Incorporation (Incorporated herein by reference to Exhibit 3.2 to the Company's Form 10-QSB for the period ended June 30, 1997).
          3.5        Bylaws of Applied Voice Recognition, Inc. (Incorporated herein by reference to Exhibit 3(ii) of the Company's Form 10-KSB for the year ended December 31, 1995).
          4.1*       Specimen certificate for Common Stock of Applied Voice Recognition, Inc.

*    Filed herewith

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